Exhibit 10.73

MATSON, INC.

TIME-BASED RESTRICTED STOCK UNIT

AWARD AGREEMENT

RECITALS

A.      Matson, Inc., a Hawaii corporation (along with any subsequent corporate successor to all or substantially all of the assets or voting stock of Matson, Inc., which has by  appropriate action assumed the Plan, the “Corporation”).  The Corporation has implemented the Plan for the purpose of providing eligible persons in the Corporation’s service with the opportunity to participate in one or more cash or equity incentive compensation programs designed to motivate, attract and retain the services of persons who contribute to the success of the Corporation.

B.      Participant is to render valuable services to the Corporation (or any Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Common Stock to Participant under the Stock Issuance Program.

C.      All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A, or if not defined in that appendix, as defined in the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1.       Grant of Restricted Stock Units.  The Corporation hereby awards to Participant, as of the Award Date, restricted stock units under the Plan.  The number of shares of Common Stock underlying the awarded restricted stock units and the applicable service vesting requirements for those units and the underlying Shares are set forth in the Award Notice.  The remaining terms and conditions governing the Award shall be as set forth in this Agreement.

2.       Limited Transferability.  Prior to the actual issuance of the Shares which vest hereunder, Participant may not transfer any interest in the restricted stock units subject to the Award or the underlying Shares or pledge or otherwise hedge the sale of those units or Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of those Shares.  However, any Shares which vest hereunder but otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award. Participant may also direct the Corporation to record the ownership of any Shares which in fact vest and become issuable hereunder in the name of a revocable living trust established for the exclusive benefit of Participant or Participant and his or her spouse. Participant may make such a beneficiary designation or ownership directive at any time by filing the appropriate form with the Plan Administrator or its designee.

3.       Cessation of Service.

(a)      Except to the extent otherwise provided in this Paragraph 3 or Paragraph 5 below, should Participant cease Service for any reason prior to vesting in one or more Shares subject to this Award, then the Award shall be automatically cancelled with respect to those unvested Shares, and the number of restricted stock units shall be reduced accordingly.  Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.

(b)      Should Participant’s Service terminate by reason of his or her death or Permanent Disability prior to vesting in one or more Shares subject to this Award, then the restricted stock units shall vest in full upon Participant’s termination of Service. The Shares subject to those vested units shall be issued in accordance with the applicable provisions of Paragraph 7.

(c)      Should Participant’s Service terminate by reason of his or her Early Retirement or Normal Retirement prior to vesting in all the Shares subject to this Award in accordance with the annual installment vesting schedule set forth in the Award Notice, then Participant shall immediately vest in that number of additional Shares (if any) in which Participant would have otherwise been vested at the time of such termination had the Shares subject to this Award vested in a series of successive equal monthly installments over the duration of the vesting schedule set forth in the Award Notice.  The Shares which are deemed to vest on the basis of such monthly installment vesting schedule shall, together with any other Shares which are at the time vested but unissued, be issued in accordance with the applicable provisions of Paragraph 7.  The balance of the Award shall be automatically cancelled and cease to be outstanding upon such termination of Service.

4.       Stockholder Rights and Dividend Equivalents

(a)      The holder of this Award shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares upon their actual issuance following the Corporation’s collection of the applicable Withholding Taxes.

(b)      Notwithstanding the foregoing, should any dividend or other distribution payable other than in shares of Common Stock be declared and paid on the Corporation’s outstanding Common Stock at a time when one or more Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on those Shares had they been issued and outstanding and entitled to that dividend or distribution. The phantom dividend equivalents so credited to the Participant’s book account for each calendar quarter this Award remains outstanding in whole or in part shall be distributed to Participant (in cash or such other form as the Plan Administrator may deem appropriate in its sole discretion) on the last business day of that calendar quarter. However, each such distribution shall be subject to the Corporation’s collection of the Withholding Taxes applicable to that distribution.

5.       Change in Control

(a)      This Award, to the extent outstanding at the time of a Change in Control, may be assumed by the successor entity or otherwise continued in full force and effect or may be replaced with a substitute equivalent award by the successor entity.  Any such assumption or continuation of this Award shall be effected in accordance with Paragraph 5(b) below. To the extent the substitute equivalent award is in the form of cash, a cash retention account shall be established in replacement of this Award shall initially be credited with the Fair Market Value (at the effective time of the Change in Control) of the Shares subject to the Award at that time, and interest shall accrue on the outstanding balance of such account, for the period commencing with the closing date of the Change in Control and continuing through the date of the final payment of the account, including any deferred payment date under Paragraph 8, at a variable per annum rate, compounded semi-annually, equal to the prime rate of interest as in effect from time to time during such period, as determined on the basis of the prime rate quotations published in The Wall Street Journal.  The substitute equivalent award shall vest and be paid out in accordance with the same vesting and payment schedule applicable to the Award, as set forth in Paragraphs 1 and 7, and the Participant’s interest in any substitute equivalent award shall at all times be that of a general, unsecured creditor.  In the event of such assumption or continuation of this Award or such replacement of the Award with a substitute equivalent award, no accelerated vesting of the restricted stock units subject to this Award or the underlying Shares shall occur at the time of the Change in Control, and the Service-vesting provisions set forth in the Award Notice shall continue in full force and effect.

(b)      In the event this Award is assumed, otherwise continued in effect, or replaced in connection with such Change in Control, the restricted stock units subject to the Award shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the Shares subject to those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time.  To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control,  the successor corporation (or parent entity) may, in connection with the assumption or continuation of the restricted stock units subject to the Award at that time, but subject to the Plan Administrator’s approval prior to the Change in Control, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided such common stock is readily tradable on an established U.S. securities exchange or market.

(c)      Upon Participant’s Separation from Service due to an Involuntary Termination occurring within twenty-four (24) months after a Change in Control in which this Award is assumed or continued in effect, all of the restricted stock units at the time subject to this Award shall vest, or any substitute equivalent award, and the Shares underlying those units shall be issued to Participant in accordance with the applicable provisions of Paragraph 7.  Should the restricted stock units be replaced with a cash retention account in accordance with Paragraph 5(a), then the balance credited to Participant under that account at the time of his or her Separation from Service due to an Involuntary Termination shall immediately vest and shall be distributed to Participant in accordance with the applicable provisions of Paragraph 7; provided, however, that

Participant shall vest and be entitled to such distribution only if such Involuntary Termination occurs within twenty-four (24) months following the Change in Control.

(d)      If the restricted stock units subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect or replaced with substitute equivalent award in accordance with Paragraph 5(a), then those units shall vest immediately prior to the closing of the Change in Control, and Participant shall become entitled to a vested distribution in accordance with the applicable provisions of Paragraph 7.

(e)      This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6.        Adjustment in Shares.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of the outstanding shares of Common Stock be reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization or similar corporate transaction, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities or other property issuable pursuant to this Award in order to reflect such change and thereby prevent a dilution or enlargement of benefits hereunder. In making such equitable adjustments, the Plan Administrator shall take into account any amounts credited to Participant’s book account, if applicable, under Paragraph 4(b) in connection with the transaction, and the determination of the Plan Administrator shall be final, binding and conclusive as provided in Section III.C of Article One of the Plan.  In the event of any Change in Control transaction, the adjustment provisions of Paragraph 5(b) shall be controlling.

7.       Issuance or Distribution of Shares or Other Vested Amounts and Applicable Withholding Taxes.

(a)      The following provisions shall govern the issuance of the Shares (or any replacement or substitute amounts under Paragraph 5) which vest in accordance with the provisions of this Agreement:

(i)       On each Vesting and Issuance Date specified in the Award Notice, the Shares which vest at that time or which are otherwise deemed to have vested during the twelve (12)-month period ending with that date but have not otherwise been issued in accordance with any other applicable provision of this Paragraph 7(a) shall be issued.

(ii)      Shares which vest on an accelerated basis upon the Participant’s cessation of Service under Paragraph 3(b) or 3(c) or upon his or her Involuntary Termination under Paragraph 5(c) shall be issued on the date of

Participant’s Separation from Service due to such cessation of Service or Involuntary Termination. Any distribution from the cash retention account to which Participant is entitled under Paragraph 5(c) upon his or her Involuntary Termination shall be paid in a lump sum on the date of his or her Separation from Service due to such Involuntary Termination.  However, any issuance or distribution pursuant to the provisions of this subparagraph (ii) shall be subject to the deferred issuance provisions of Paragraph 8, to the extent applicable.

(iii)      Shares which vest under Paragraph 5(d) shall be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of the Change in Control transaction, and such consideration per Share shall be distributed to Participant upon the earliest to occur of (i) the Vesting and Issuance Date on which the particular Shares to which such consideration relates would have been issued in the absence of such Change in Control, (ii) the date of Participant’s Separation from Service or (iii) the first date following a Qualifying Change in Control on which the distribution can be made without contravention of any applicable provisions of Code Section 409A.

(iv)      To the extent the consideration payable per share of Common Stock in the Change in Control is in the form of cash, a fully-vested cash retention account shall be established by the successor entity at the time of such Change in Control for any Shares subject to this Award that vest on an accelerated basis under Paragraph 5(d).  Such account shall be credited with the cash consideration payable for the Shares, and interest shall accrue on the outstanding balance of that account, for the period commencing with the closing date of the Change in Control and continuing through the date of the final payment of the account, including any deferred payment date under Paragraph 8, at a variable per annum rate, compounded semi-annually, equal to the prime rate of interest as in effect from time to time during such period, as determined on the basis of the prime rate quotations published in The Wall Street Journal. The cash retention account, together with all accrued interest thereon through the actual payment date, shall be distributed in accordance with the same distribution provisions in effect under  Paragraph 7(a)(iii), and the Participant’s interest in the account shall at all times be that of a general, unsecured creditor.

(v)      Any issuance or distribution to be made pursuant to the foregoing provisions of this Paragraph 7(a) shall be made on the designated issuance or distribution date or as soon as administratively practicable thereafter. In no event, however, shall such issuance or distribution be made later than the fifteenth (15th) day of the third (3rd) calendar month following that date.

(vi)      Each issuance or distribution to be made pursuant to  this Paragraph 7(a) shall be subject to the Corporation’s collection of all applicable Withholding Taxes, in accordance with the provisions of Paragraphs 7(b) and 7(c).

(vii)     Any Shares to be issued to Participant in accordance with the foregoing provisions of this Agreement shall be in the form of a book entry evidencing ownership of those Shares. Actual certificates for any vested Shares evidenced by book entry ownership shall be promptly delivered upon the request of Participant or any other person having an interest at the time in those Shares.

(b)      The Corporation shall collect the Withholding Taxes with respect to each non-Share distribution by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld.

(c)      The Corporation may, in its sole discretion, establish a procedure to permit the satisfaction of the Withholding Taxes by the Participant in the form of cash and shall inform Participant.  In that event, Participant shall (i) make satisfactory arrangements with the Corporation’s Human Resources Department, on or before the expiration of the notification period designated by the Corporation preceding each applicable issuance date of the Shares, to pay the applicable Withholding Taxes through the delivery of cash or a cash equivalent to the Corporation in the amount of such Withholding Taxes and (ii) delivers such payment to the Corporation not later than that issuance date.  Otherwise the Corporation shall collect the Withholding Taxes applicable to the Share issuance through the following automatic share withholding method:

-        On each applicable issuance date, the Corporation shall withhold, from the vested Shares otherwise issuable to Participant at that time, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the applicable Withholding Taxes;  provided, however, that the number of  Shares which the Corporation shall be required to so withhold shall not exceed in Fair Market Value the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(d)      Notwithstanding the foregoing provisions of this Paragraph 7, the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of the Shares or any other amounts hereunder (the “Employment Taxes”) shall in all events be collected from the Participant no later than the last business day of the calendar year in which the Shares or other amounts vest hereunder.  Accordingly, to the extent the applicable issuance date for one or more vested Shares or the distribution date for such other amounts is to occur in a year subsequent to the calendar year in which those Shares or other amounts vest, the Participant shall, on or before the last business day of the calendar year in which the Shares or other amounts vest, deliver to the Corporation a check payable to its order in the dollar amount equal to the Employment Taxes required to be withheld with respect to those Shares or other amounts.  The provisions of this Paragraph 7(d) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Code Section 3121(v).

(e)      Except as otherwise provided in Paragraph 5 or this Paragraph 7, the settlement of all restricted stock units which vest under the Award shall be made solely in shares of Common Stock.  In no event, however, shall any fractional shares be issued.  Accordingly, the total number of shares of Common Stock to be issued at the time the Award vests shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

8.      Code Section 409A.    Notwithstanding any provision to the contrary in this Agreement, to the extent this Award may be deemed to create a deferred compensation arrangement under Code Section 409A, then the following limitation and provisions shall apply:

-         No Shares or other amounts which become issuable or distributable under this Agreement upon Participant’s Separation from Service shall actually be issued or distributed to Participant prior to the earlier of (i) the first (1st) day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first (1st) day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.

-        Participant’s right to receive each installment of Shares or other installment distribution pursuant to the terms of this Agreement shall, for purposes of Code Section 409A, be treated as a right to receive a series of separate payments.

9.      Compliance with Laws and Regulations.  The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.

10.    Change in Control Benefits Agreement.  Notwithstanding anything to the contrary in this Agreement, if Participant is, at the time of a change in control or ownership of the Corporation (whether or not that transaction constitutes a Change in Control hereunder), a party to a Change in Control Benefits Agreement with the Corporation, then the provisions of that agreement shall, to the extent applicable to this Award, govern Participant’s rights and benefits with respect to the restricted stock units and underlying Shares subject to this Agreement, and in the event of any conflict between the provisions of that Change in Control Benefits Agreement and this Agreement, the provisions of the Change in Control Benefits Agreement shall be controlling; provided, however, that in the event there is any conflict between the issuance or distribution provisions of this Agreement and the issuance or distribution provisions of the Change in Control Benefits Agreement, the issuance and distribution provisions of this Agreement shall be controlling.

11.     Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices.  Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on the Award Notice.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12.     Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

13.     Construction.

(a)      This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan and any applicable Change in Control Benefits Agreement.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

(b)      To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more applicable requirements or limitations of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder.

(c)      Participant hereby acknowledges the receipt of a copy of the official prospectus for the Plan.   A copy of the Plan is available upon request made to the Human Resources Department at the Corporation’s principal offices (1411 Sand Island Parkway, Honolulu, Hawaii 96819).

14.     Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Hawaii without regard to that State’s conflict-of-laws rules.

15.     Arbitration.

(a)      Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator who is an attorney or retired judge with expertise and experience in the field of employment law.  The arbitration shall be held under the auspices of JAMS in accordance with JAMS then-current Employment Arbitration Rules and Procedures (available at http://www.jamsadr.com/rules-employment-arbitration/) and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness.  The arbitration shall take place in or near the city in which

Participant is employed by the Corporation or was last employed by the Corporation.  The arbitrator shall make a written award and shall prepare a written opinion containing the findings and conclusions on which the award was based.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Corporation.  The arbitration shall be confidential and no details concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the non-disclosing party, unless required by law or court order, as necessary to prosecute or defend the arbitration, or in connection with enforcement of any decision in such arbitration.  This agreement to arbitrate is mutually entered into between the parties. Each party fully understands and agrees that they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to the right to a jury trial.  Nothing in this Agreement shall prevent Participant from filing charges or claims with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or any other federal, state or local government agency.  However, Participant may seek individual monetary relief only through arbitration under this Agreement.  The Corporation and Participant further agree that any claim submitted to arbitration must be brought in the party’s individual capacity, and not as a plaintiff or class member in any purported class, representative or consolidated proceeding.

(b)      Each party fully understands and agrees that they are giving up certain rights otherwise afforded to them by civil court actions, including but not limited to the right to a jury trial.

16.     Coverage under Recoupment Policy. If Participant is on the Award Date, or at any time thereafter becomes, either an executive officer of the Corporation subject to Section 16 of the 1934 Act, or a participant in the Corporation’s Performance Improvement Incentive Plan, then Participant shall be subject to the Matson, Inc. Policy Regarding Recoupment of Certain Compensation (the “Recoupment Policy”), the terms of which are hereby incorporated herein by reference and receipt of a copy of which Participant hereby acknowledges. If Participant is subject to the Recoupment Policy, then any incentive compensation that is paid or granted to, or received by, Participant during the three-year period preceding the date on which the Corporation is required to prepare an accounting restatement due to material non-compliance with any applicable financial reporting requirements under the federal securities laws shall be subject to recovery and recoupment pursuant to the terms of such policy.  For purposes of such Recoupment Policy, “incentive compensation” means all cash or equity-based award (e.g., stock award, restricted stock unit award, performance share award or stock option grant or shares of Common Stock issued thereunder) or any profit sharing payment or distribution that is based upon the achievement of financial performance metrics.  An additional copy of the Recoupment Policy is available upon request made to the Corporate Secretary at the Corporation’s principal offices.

17.     Data Privacy.

(a)      Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement by the Corporation for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

(b)      Participant understands that the Corporation holds certain personal information about Participant regarding Participant’s employment, the nature and amount of Participant’s compensation and the fact and conditions of Participant’s participation in the Plan, including, but not limited to, Participant’s name, home address and telephone number, date of birth, tax file number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all equity awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (the “Data”).  Participant understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country.  Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party.  Participant understands that the Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.

18.     Amendment.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto; provided that the Corporation may alter, modify or amend this Agreement unilaterally if such change is not materially adverse to Participant or to cause this Agreement to comply with applicable law.

19.     Other Agreements Superseded.  The Award Notice, this Agreement, and the Plan constitute the entire understanding between Participant and the Corporation regarding the Award.  Any prior agreements, commitments or negotiations concerning the Award are superseded.

20.     Governing Plan Document.  The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A.      Agreement shall mean this Restricted Stock Unit Award Agreement.

B.      Award shall mean the award of restricted stock units made to Participant pursuant to the terms of this Agreement.

C.      Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date specified in the Award Notice.

D.      Award Notice shall mean the Notice of Award of Time-Based Restricted Stock Units delivered to Participant in which there is set forth the basic terms of the restricted stock units subject to this Agreement, including (without limitation) the applicable vesting schedule for those units.

E.      Cause shall have the meaning set forth in the Plan document; provided, however, that in the event Participant is, at the time the Corporation (or any Parent or Subsidiary) purports to terminate Participant’s Employee status for Cause, a party to a Change in Control Benefits Agreement applicable to the Award, the term Cause shall have the meaning ascribed to that term in such Change in Control Benefits Agreement.  The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss Participant or any other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan and this Agreement, to constitute grounds for termination for Cause.

F.      Change in Control shall have the meaning set forth in the Plan; provided, however, that in the event Participant is a party to a Change in Control Benefits Agreement applicable to the Award, the term Change in Control shall have the meaning ascribed to that term in such Change in Control Benefits Agreement.

G.      Change in Control Benefits Agreement shall mean any separate agreement between Participant and the Corporation which provides Participant with special vesting acceleration and/or other special benefits with respect to one or more awards of restricted stock units made to Participant for shares of Common Stock, including (to the extent applicable) the restricted stock units evidenced by this Agreement, in the event of a change in control or ownership of the Corporation (whether or not constituting a Change in Control hereunder).

H.      Early Retirement shall mean Participant’s retirement from Service, with the prior approval of the Corporation (or the Parent or Subsidiary employing Participant), on or after the attainment of age fifty-five (55) and the completion of at least five (5) years of Service.

I.      Good Reason shall have the meaning set forth in the Plan; provided however, in the event Participant is at the time of his or her cessation of Employee status a party to a Change in Control Benefits Agreement applicable to the Award evidenced by this Agreement, the term Good Reason shall have the meaning ascribed to that term in such Change in Control Benefits Agreement.

J.      Normal Retirement shall mean shall mean the cessation of Service by reason of retirement at or after the attainment of age sixty-five (65).

K.     Participant shall mean the person to whom the Award is made pursuant to the Agreement.

L.      Plan shall mean the Corporation’s 2016 Incentive Compensation Plan.

M.     Qualifying Change in Control shall mean the date on which there occurs a Change in Control that also qualifies as: (i) a change in the ownership of the Corporation, as determined in accordance with  Section 1.409A-3(i)((5)(v) of the Treasury Regulations, (ii) a change in the effective control of the Corporation, as determined in accordance with  Section 1.409A-3(i)((5)(vi) of the Treasury Regulations, or (iii) a change in the ownership of a substantial portion of the assets of the Corporation, as determined in accordance with  Section 1.409A-3(i)((5)(vii) of the Treasury Regulations.

N.      Separation from Service shall mean the Participant’s cessation of Employee status by reason of his or her death, retirement or termination of employment.  The Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or as a consultant or independent contractor) permanently decreases to a level that is less than fifty percent (50%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months of employment (or such shorter period for which he or she may have rendered such services).  Solely for purposes of determining when a Separation from Service occurs, Participant will be deemed to continue in “Employee” status for so long as he or she remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Corporation and any Parent or Subsidiary and any other corporation or business controlled by, controlling or under common control with, the Corporation, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section  1.4.14(c)-2 of the Treasury Regulations.  Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

O.      Service shall mean Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.  In addition, the following provisions shall govern the determination of Participant’s period of Service:

(i)      Participant shall be deemed to continue in Service for so long as Participant performs services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.

(ii)      Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (a) Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) or (b) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity.

(iii)     Service as an Employee shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Plan Administrator (or any Parent or Subsidiary) employing Participant; provided, however, that the following special provisions shall be in effect for any such leave:

a.      Should the period of such leave (other than a disability leave) exceed six (6) months, then Participant shall be deemed to cease Service and to incur a Separation from Service upon the expiration of the initial six (6)-month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Corporation (or any Parent or Subsidiary).

b.      Should the period of a disability leave exceed twenty-nine (29) months, then Participant shall be deemed to cease Service and to incur a Separation from Service upon the expiration of the initial twenty-nine (29)-month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Corporation (or any Parent or Subsidiary).  For such purpose, a disability leave shall be a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and causes Participant to be unable to perform the duties of his or her position of employment with the Corporation (or any Parent or Subsidiary) or any substantially similar position of employment.

c.      Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence no Service credit shall be given for vesting purposes for any period Participant is on a leave of absence.

(iv)      Notwithstanding anything to the contrary in the foregoing provisions of this Service definition, the Participant shall in all events be deemed to cease Service for all purposes of this Award immediately upon Participant’s incurrence of a Separation from Service.